Exhibit 10.1

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

)
In the Matter of	)
)
GREER STATE BANK	)	STIPULATION TO THE
GREER, SOUTH CAROLINA	)	ISSUANCE OF A
	)	CONSENT ORDER
(Insured State Nonmember Bank))		FDIC-10-904b
)
)

Subject to the acceptance of this STIPULATION TO THE ISSUANCE OF A CONSENT ORDER (“STIPULATION”) by the Federal Deposit Insurance Corporation (“FDIC”), it is hereby stipulated and agreed by and between a representative of the Legal Division of the FDIC, the Commissioner of Banking on behalf of the South Carolina Board of Financial Institutions (“State Board”), and Greer State Bank, Greer, South Carolina (“Bank”), through its Board of Directors, as follows:

1. The Bank has been advised of its right to receive a written Notice of Charges and of Hearing (“Notice”) detailing the unsafe or unsound banking practices or violations of law or regulation relating to weaknesses in capital, asset quality, earnings, management, liquidity and sensitivity to market risk alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and the FDIC’s Rules of Practice and Procedure (“Rules”), 12 C.F.R. Part 308, and has waived those rights.

2. The Bank, solely for the purpose of this proceeding and without admitting or denying any of the alleged charges of unsafe or unsound banking practices or violations of law or regulation hereby consents and agrees to the issuance of a CONSENT ORDER (“ORDER”) by the FDIC and the State Board in the form attached hereto. The Bank further stipulates and agrees that such ORDER shall become effective immediately upon issuance by the FDIC and the State Board and be fully enforceable by the FDIC pursuant to the provisions of section 8(i)(1) of the Act, 12 U.S.C. § 1818(i)(1), and the Rules, and by the State Board pursuant to S.C. Code Ann. § 34-1-60, subject only to the conditions set forth in paragraph 3 of this STIPULATION.

3. In the event the FDIC accepts this STIPULATION and issues the ORDER, it is agreed that no action to enforce said ORDER in the United States District Court will be taken by the FDIC unless the Bank or any “institution-affiliated party”, as such term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), has violated or is about to violate any provision of the ORDER.

4. The Bank hereby waives:

(a)	the receipt of a written Notice;

(b)	all defenses to the charges to be set forth in the Notice;

(c)	a hearing for the purpose of taking evidence regarding the allegations to be set forth in the Notice;

(d)	the filing of Proposed Findings of Fact and Conclusions of Law;

(e)	a Recommended Decision of an Administrative Law Judge;

(f)	exceptions and briefs with respect to such Recommended Decision; and

(g)	judicial review of the ORDER as provided by 12 U.S.C. § 1818(h), and any other challenge to the validity of the ORDER.

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Dated: February 24, 2011

FEDERAL DEPOSIT INSURANCE CORPORATION LEGAL DIVISION

BY:
/s/ Lynn Gavin
Lynn Gavin
Senior Regional Attorney

SOUTH CAROLINA
BOARD OF FINANCIAL INSTITUTIONS

BY:

/s/ Louie A. Jacobs
Louie A. Jacobs
Commissioner

GREER STATE BANK
GREER, SOUTH CAROLINA

BY:

/s/ Mark S. Ashmore
Mark S. Ashmore

/s/ Steven M. Bateman
Steven M. Bateman

/s/ Walter M. Burch
Walter M. Burch

/s/ Raj K.S. Dhillon
Raj K.S. Dhillon

/s/ Gary M. Griffin
Gary M. Griffin

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/s/ Kenneth M. Harper
Kenneth M. Harper

/s/ R. Dennis Hennett
R. Dennis Hennett

/s/ Harold K. James
Harold K. James

/s/ Paul D. Lister
Paul D. Lister

/s/ Theron C. Smith, III
Theron C. Smith, III

/s/ C. Don Wall
C. Don Wall

THE BOARD OF DIRECTORS

4

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

)
In the Matter of	)
)
GREER STATE BANK	)	CONSENT ORDER
GREER, SOUTH CAROLINA	)
	)	FDIC-10-904b
(Insured State Nonmember Bank))
)
)

The Federal Deposit Insurance Corporation (“FDIC”) is the appropriate Federal banking agency for Greer State Bank, Greer, South Carolina (“Bank”), under 12 U.S.C. § 1813(q).

The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a “Stipulation to the Issuance of a Consent Order” (“STIPULATION”), dated February 24, 2011, that is accepted by the FDIC and the Commissioner of Banking (“Commissioner”) on behalf of the South Carolina Board of Financial Institutions (“State Board”). The State Board may issue an order pursuant to the provisions of S.C. Code Ann. § 34-1-60.

With the Stipulation, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices or violations of law or regulation relating to weaknesses in asset quality, management, earnings, capital, liquidity, and sensitivity to market risk, to the issuance of this Consent Order (“ORDER”) by the FDIC and the State Board.

Having determined that the requirements for issuance of an order under 12 U.S.C. § 1818(b) and S.C. Code Ann. § 34-1-60 have been satisfied, the FDIC and the State Board hereby order that:

1.	BOARD OF DIRECTORS

(a) Beginning with the effective date of this ORDER, the Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size. The Board shall prepare in advance and follow a detailed written agenda for each meeting, including consideration of the actions of any committees. Nothing in the foregoing sentences shall preclude the Board from considering matters other than those contained in the agenda. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; operating policies; and individual committee actions. Board minutes shall document those reviews and approvals, including the names of any dissenting directors.

(b) Within 30 days from the effective date of this ORDER, the Board shall establish a Board committee (“Directors’ Committee”), consisting of at least four members, to oversee the Bank’s compliance with this ORDER. Three of the members of the Directors’ Committee shall not be officers of the Bank. The Directors’ Committee shall receive from Bank management monthly reports detailing the Bank’s actions with respect to compliance with this ORDER. The Directors’ Committee shall present a report detailing the Bank’s adherence to this ORDER to the Board at each regularly scheduled Board meeting. Such report shall be recorded in the appropriate minutes of the Board’s meeting and shall be retained in the Bank’s records. Establishment of this committee does not in any way diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.

2.	MANAGEMENT

(a) While this ORDER is in effect, the Bank shall have and retain qualified management with the qualifications and experience commensurate with assigned duties and responsibilities at the Bank. Each member of management shall be provided appropriate written authority from the Bank’s Board to implement the provisions of this ORDER.

(b) While this ORDER is in effect, the Bank shall notify the Regional Director of the FDIC’s Atlanta Regional Office (“Regional Director”) and the Commissioner on behalf of the State Board (collectively, “Supervisory Authorities”), in writing, of the resignation or termination of any of the Bank’s directors or senior executive officers. Prior to the addition of any individual to the Board or the employment of any individual as a senior executive officer, the Bank shall comply with the requirements of Section 32 of the Act, 12 U.S.C. § 1831i, and Subpart F of Part 303 of the FDIC Rules and Regulations, 12 C.F.R. §§ 303.100-303.104 and any requirement of the State of South Carolina for prior notification and approval.

(c) Within 45 days from the effective date of this ORDER, the Bank shall develop and approve a written analysis and independent assessment of the Bank’s management and staffing needs (“Management Plan”) for the purpose of providing qualified management for the Bank. The Management Plan shall address those specific areas identified in the Joint Report of Examination (the “Report”) dated as of August 16, 2010, and shall include, at a minimum:

(i) a review of each officers’ performance, abilities and assignments to positions within the Bank;

(ii) identification of both the type and number of officer positions needed to properly manage and supervise the affairs of the Bank;

(iii) identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management;

(iv) annual written evaluations of all Bank officers to determine whether those individuals possess the ability, experience and other qualifications required to perform present and anticipated duties, including, but not limited to, adherence to the Bank’s established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition;

(v) a plan to recruit and hire any additional or replacement personnel with the requisite ability, experience and other qualifications to fill those officer or staff member positions consistent with the needs identified in the Management Plan; and

(vi) an organizational chart.

(d) The written Management Plan shall also include the requirement that the Board, or a committee thereof consisting of not less than a majority of the directors who are independent with respect to the Bank, provide supervision over lending, investment and operating policies of the Bank sufficient to ensure that the Bank complies with the provisions of this ORDER.

(e) Such Management Plan shall be forwarded to the Supervisory Authorities and the Management Plan and its implementation shall be satisfactory to the Supervisory Authorities.

(f) While this ORDER is in effect, the Bank shall comply with the requirements of Part 359 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 359.

3.	CAPITAL

(a) Within 150 days from the effective date of this ORDER, the Bank shall have Tier 1 capital in such an amount as to equal or exceed 8 percent of total assets (“Leverage Ratio”) and

Total Risk-Based capital in such an amount so as to equal or exceed 10% of total risk-weighted assets (“Total Risk-Based Capital Ratio”). The Leverage Ratio and Total Risk-Based Capital Ratio shall be calculated using the definitions contained in Section 325.2 of the FDIC’s Rules and Regulations, 12 C.F.R. § 325.2. Thereafter, in the event the Leverage Ratio falls below 8 percent or the Total Risk-Based Capital Ratio falls below 10 percent, the Bank shall promptly notify the Supervisory Authorities in writing and capital shall be increased in an amount sufficient to meet the ratios required by this provision within 30 days.

(b) The level of Tier 1 capital to be maintained during the life of this ORDER pursuant to paragraph 3(a) shall be in addition to a fully funded allowance for loan and lease losses (“ALLL”), the adequacy of which shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

(c) Within 90 days from the effective date of this ORDER, the Bank shall submit to the Supervisory Authorities a written capital plan. Such capital plan shall detail the steps that the Bank shall take to achieve and maintain the capital requirements set forth in paragraph 3(a) above. In developing the capital plan, the Bank must take into consideration:

(i) the volume of the Bank’s adversely classified assets;

(ii) the nature and level of the Bank’s asset concentrations;

(iii) the adequacy of the Bank’s ALLL;

(iv) the anticipated level of retained earnings;

(v) the Bank’s cumulative loss estimates;

(vi) anticipated and contingent liquidity needs; and

(vii) the source and timing of additional funds to fulfill future capital needs.

(d) In addition, the capital plan must include a contingency plan in the event that the Bank has failed to:

(i) maintain the minimum capital ratios required by paragraph 3(a);

(ii) submit an acceptable capital plan as required by this paragraph; or

(iii) implement or adhere to a capital plan to which the Supervisory

Authorities have taken no written objection pursuant to this paragraph. Such contingency plan shall include a plan to sell or merge the Bank. The Bank shall implement the contingency plan upon written notice from the Supervisory Authorities.

(e) Any increase in Tier 1 capital necessary to meet the requirements of paragraph 3(a) of this ORDER may be accomplished by the following:

(i) sale of common stock; or

(ii) sale of noncumulative perpetual preferred stock; or

(iii) direct contribution of cash by the Board, shareholders, and/or parent holding company; or

(iv) any combination of the above means; or

(v) any other means acceptable to the Supervisory Authorities.

Any increase in Tier 1 capital necessary to meet the requirements of paragraph 3(a) of this ORDER may not be accomplished through a deduction from the Bank’s ALLL.

(f) If all or part of any necessary increase in Tier 1 capital required by paragraph 3(a) of this ORDER is accomplished by the sale of new securities, the Board shall forthwith take all necessary steps to adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank’s securities

(including a distribution limited only to the Bank’s existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with the Federal securities laws. Prior to the implementation of the plan and, in any event, not less than fifteen (15) days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted for review to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room F-6066, Washington, D.C. 20429, and to the Commissioner, South Carolina Board of Financial Institutions, 1205 Pendleton Street, Suite 305, Columbia, South Carolina 29201. Any changes requested to be made in the plan or materials shall be made prior to their dissemination. If the increase in Tier 1 capital is provided by the sale of noncumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Supervisory Authorities for prior approval.

(g) In complying with the provisions of paragraph 3(f) of this ORDER, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities a written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within ten (10) days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank’s securities who received or was tendered the information contained in the Bank’s original offering materials.

4.	LIQUIDITY AND FUNDS MANAGEMENT POLICY

Within 60 days from the effective date of this ORDER, the Bank shall adopt and implement a written plan addressing liquidity, contingency funding, and asset liability management. A copy of the plan shall be submitted to the Supervisory Authorities upon its completion for review and comment. Within 30 days from the receipt of any comments from the Supervisory Authorities, the Bank shall incorporate those recommended changes. Thereafter, the Bank shall implement and follow the plan, and implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations or visitations.

5.	CHARGE-OFF

(a) Within 30 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “Loss” and 50 percent of those assets classified “Doubtful” in the Report that have not been previously collected or charged-off. If an asset is classified “Doubtful,” the Bank may, in the alternative, charge off the amount that is considered uncollectible in accordance with the Bank’s written analysis of loan or lease impairment. Such analysis shall be accomplished in accordance with generally accepted accounting principles and the Federal Financial Institutions Examination Council’s Instructions for the Reports of Condition and Income, Interagency Statements of Policy on the ALLL, and other applicable regulatory guidance. Elimination of any of those assets through proceeds of other loans made by the Bank is not considered collection for purposes of this paragraph.

(b) Additionally, while this ORDER remains in effect, the Bank shall, within 30 days from the receipt of any official Report of Examination of the Bank from the FDIC or the State

Board, eliminate from its books, by collection, charge-off, or other proper entries, the remaining balance of any asset classified “Loss” and 50 percent of those classified “Doubtful” unless otherwise approved in writing by Supervisory Authorities.

6.	REDUCTION OF CLASSIFIED ASSETS

(a) Within 60 days from the effective date of this ORDER, the Bank shall formulate a written plan to reduce the Bank’s risk exposure in relationships with assets in excess of $500,000 classified as “Substandard” or “Doubtful” in the Report. For purposes of this paragraph, “reduce” means to collect, charge off, or improve the quality of an asset so as to warrant its removal from adverse classification by the Supervisory Authorities. In developing the plan mandated by this paragraph, the Bank shall, at a minimum, and with respect to each adversely classified loan or lease, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.

(b) In addition, the written plan mandated by this paragraph shall also include, but not be limited to, the following:

(i) a schedule for reducing the outstanding dollar amount of each adversely classified asset, including timeframes for achieving the reduced dollar amounts (at a minimum, the schedule for each adversely classified asset must show its expected dollar balance on a quarterly basis);

(ii) specific action plans intended to reduce the Bank’s risk exposure in each classified asset;

(iii) a schedule showing, on a quarterly basis, the expected consolidated balance of all adversely classified assets, and the ratio of the consolidated balance to the Bank’s projected Tier 1 capital plus the ALLL;

(iv) a provision for the Bank’s submission of monthly written progress reports to its Board; and

(v) a provision mandating Board review of the progress reports, with a notation of the review recorded in the Board minutes.

(c) The plan mandated by this paragraph shall further require a reduction in the aggregate balance of assets classified as “Substandard” or “Doubtful” in the Report in accordance with the following schedule. For purposes of this paragraph, “number of days” means number of days from the effective date of this ORDER.

(i) within 180 days, a reduction of twenty-five percent (25%) in the balance of assets classified “Substandard” or “Doubtful.”

(ii) within 360 days, a reduction of forty-five percent (45%) in the balance of assets classified “Substandard” or “Doubtful.”

(iii) within 540 days, a reduction of sixty-five percent (65%) in the balance of assets classified “Substandard” or “Doubtful.”

(iv) within 720 days, a reduction of seventy-five percent (75%) in the balance of assets classified “Substandard” or “Doubtful.”

(d) The requirements of this paragraph do not represent standards for future operations of the Bank. Following compliance with the above reduction schedule, the Bank shall continue to reduce the total volume of adversely classified assets.

(e) Within 60 days from the effective date of this ORDER, the Bank shall submit the written reduction plan to the Supervisory Authorities for review and comment. Within 30 days from receipt of any comment from the Supervisory Authorities, and after due consideration of any recommended changes, the Bank shall approve the plan, which approval shall be recorded in the minutes of the meeting of the Board. Thereafter, the Bank shall implement and fully comply with the plan. Such plans shall be monitored and progress reports thereon shall be submitted to the Supervisory Authorities at 90-day intervals concurrently with the other reporting requirements set forth in this ORDER.

7.	NO ADDITIONAL CREDIT

(a) As of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “Loss” or “Doubtful,” and is uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing (after collection in cash of interest due from the borrower) any credit already extended to any borrower.

(b) Additionally, as of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, “Substandard” and is uncollected.

(c) Paragraph 7(b) shall not apply if the Bank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank. Prior to the extending of any additional credit pursuant to this paragraph, either in the form of a renewal, extension or further advance of funds, such additional credit shall be approved by a majority of the Board or a designated committee thereof, who shall certify in writing as follows:

(i) why the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank;

(ii) that the Bank’s position would be improved thereby, including an explanatory statement of how the Bank’s position would be improved; and

(iii) that an appropriate workout plan has been developed and will be implemented in conjunction with the additional credit to be extended.

(d) The signed certification shall be made a part of the minutes of the Board or its designated committee and a copy of the signed certification shall be retained in the borrower’s credit file.

8.	WRITTEN STRATEGIC/BUSINESS PLAN

Within 90 days from the effective date of this ORDER, the Bank shall prepare and submit to the Supervisory Authorities its written strategic plan consisting of long-term goals designed to improve the condition of the Bank and its viability, and strategies for achieving those goals. At a minimum, the plan shall establish objectives for the Bank’s earnings performance, growth, balance sheet mix, liability structure, capital adequacy, and reduction of nonperforming and underperforming assets, together with strategies for achieving those objectives. The plan shall also identify capital, funding, managerial and other resources needed to accomplish its objectives. The plan shall be in a form and manner acceptable to the Supervisory Authorities, but at a minimum shall cover three years and provide specific objectives for asset growth, market focus, earnings projections, capital needs, and liquidity position.

9.	LENDING AND COLLECTION POLICIES

Within 30 days from the effective date of this ORDER, the Bank shall revise as necessary and fully implement its written lending and collection policies to provide effective guidance and control over the Bank’s lending function, which implementation shall include the resolution of those exceptions enumerated in the Report. The written lending and collection policies must contain specific guidelines for placing loans on a nonaccrual basis, contain policies and procedures regarding capitalized interest and interest reserve procedures, require a determination that loan officers have the necessary expertise to make, monitor, and service the types and kinds of loans that will be assigned to them, require prior written approval by the Bank’s Board for any extension of credit, renewal, or disbursement to insiders of the Bank, and contain guidelines for the issuance of interest-only loans. In addition, the Bank shall obtain adequate and current documentation for all loans in the Bank’s loan portfolio. Such policies and their implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

10.	CONCENTRATIONS OF CREDIT

Within 45 days from the effective date of this ORDER, the Bank shall perform a risk segmentation analysis with respect to the Concentrations of Credit identified in the Report. Concentrations should be identified by product type, geographic distribution, underlying collateral, or other asset groups that are considered economically related and in the aggregate represent a large portion of the Bank’s Tier 1 capital. The Bank shall provide a copy of this analysis to the Supervisory Authorities. The Board shall develop a plan to reduce any segment of the portfolio which the Supervisory Authorities deem to be an undue concentration of credit in relation to the Bank’s Tier 1 capital. The plan and its implementation shall be in a form and manner acceptable to the Supervisory Authorities.

11.	ALLOWANCE FOR LOAN AND LEASE LOSSES

Within 60 days from the effective date of this ORDER, the Board shall review the adequacy of the ALLL and establish a comprehensive policy for determining the adequacy of the ALLL. For the purpose of this determination, the adequacy of the ALLL shall be determined after the charge-off of all loans or other items classified “Loss.” The policy shall provide for a review of the ALLL at least once each calendar quarter. Said review shall be completed in time to properly report the ALLL in the quarterly Reports of Condition and Income. The review shall focus on the results of the Bank’s internal loan review, loan and lease loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the Reports of Condition and Income, by a charge to current operating earnings. The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review. The Bank’s policy for determining the adequacy of the ALLL and its implementation shall be satisfactory to the Supervisory Authorities.

12.	PLAN FOR EXPENSES/PROFITABILITY

(a) Within 90 days from the effective date of this ORDER, the Bank shall formulate and implement a written plan to improve and sustain Bank earnings. This plan shall be forwarded to the Supervisory Authorities for review and comment and shall address, at a minimum, the following:

(i) goals and strategies for improving and sustaining the earnings of the Bank;

(ii) the major areas in, and means by which the Bank will seek to improve the Bank’s operating performance;

(iii) realistic and comprehensive budgets;

(iv) a budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections;

(v) the operating assumptions that form the basis for, and adequately support, major projected income and expense components; and

(vi) coordination of the Bank’s loan, investment, and operating policies and budget and profit planning with the funds management policy.

(b) Following the end of each calendar quarter, the Board shall evaluate the Bank’s actual performance in relation to the plan required by this paragraph and shall record the results of the evaluation, and any actions taken by the Bank in the minutes of the Board meeting at which such evaluation is undertaken.

(c) The Bank shall formulate such a plan and budget described in paragraph 12(a) by November 30 of each year beginning in 2011. Those plans and budgets shall be submitted to the Supervisory Authorities for review and comment by December 15 of each year.

13.	INTEREST RATE RISK MANAGEMENT

Within 30 days from the effective date of this ORDER, the Bank shall develop and implement a written policy for managing interest rate risk in a manner that is appropriate to the size of the Bank and the complexity of its assets. The policy shall comply with the Joint Inter-agency Policy Statement on Interest Rate Risk, shall be consistent with the comments and recommendations detailed in the Report and shall include, at a minimum, the means by which the interest rate risk position will be monitored, the establishment of risk parameters, and provision for periodic reporting to management and the Board regarding interest rate risk with adequate information provided to assess the level of risk. The Bank shall also, within 45 days from the effective date of this ORDER, submit the policy to the Supervisory Authorities for review and comment. Such policy and its implementation shall be satisfactory to the Supervisory Authorities.

14.	VIOLATIONS OF REGULATION AND POLICY

(a) Within 30 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of regulation described in the Report. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws and regulations.

(b) Within 30 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all contraventions of policy described in the Report. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable statements of policy.

15.	RESTRICTIONS ON CERTAIN PAYMENTS

(a) While this ORDER is in effect, the Bank shall not declare or pay dividends or bonuses without the prior written approval of the Supervisory Authorities. All requests for prior approval shall be received at least 30 days prior to the proposed dividend or bonus payment declaration date (at least 5 days with respect to any request filed within the first 30 days after the date of this ORDER) and shall contain, but not be limited to, an analysis of the impact such dividend or bonus payment would have on the Bank’s capital, income, and/or liquidity positions.

(b) While this ORDER is in effect, the Bank shall not make any distributions of interest, principal or other sums on subordinated debentures, if any, without the prior written approval of the Supervisory Authorities.

16.	BROKERED DEPOSITS

(a) While this ORDER is in effect, the Bank shall not accept, renew, or rollover any brokered deposit, as defined by 12 C.F.R. § 337.6(a)(2), unless it is in compliance with the requirements of 12 C.F.R. § 337.6(b) governing solicitation and acceptance of brokered deposits by insured depository institutions.

(b) Within 30 days of the effective date of this ORDER, the Bank shall submit to the Supervisory Authorities a written plan for eliminating its reliance on brokered deposits. The plan shall detail the current composition of brokered deposits by maturity and explain the means by which such deposits will be paid or rolled over. Within 30 days of receipt of comments from the Supervisory Authorities, the Bank shall incorporate those comments into the plan and approve the revised plan, which approval shall be recorded in the minutes of the Board meeting. For purposes of this ORDER, brokered deposits are defined as described in 12 C.F. R. § 337.6.

(c) The Bank shall comply with the restrictions on the effective yields on deposits described in 12 C.F.R. § 337.6.

17.	ASSET GROWTH LIMITATIONS

While this ORDER is in effect, the Bank shall limit asset growth to no more than five percent (5%) per calendar year and in no event shall asset growth result in noncompliance with the capital maintenance provisions of this ORDER without receiving prior written approval of the Supervisory Authorities.

18.	PROGRESS REPORTS

Within 30 days from the end of the first quarter following the effective date of this ORDER, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Supervisory Authorities detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports shall include a copy of the Bank’s Reports of Condition and Income. Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Supervisory

Authorities have released the Bank in writing from making further reports. All progress reports and other written responses to this ORDER shall be reviewed by the Board and made a part of the minutes of the appropriate Board meeting.

19.	DISCLOSURE

Following the effective date of this ORDER, the Bank shall send to its shareholders or otherwise furnish a description of this ORDER in conjunction with the Bank’s next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, Room F-6066, Washington, D.C. 20429 and to the Commissioner, South Carolina Board of Financial Institutions, 1205 Pendleton Street, Suite 305, Columbia, South Carolina 29201, at least fifteen (15) days prior to dissemination to shareholders. Any changes requested to be made by the Supervisory Authorities shall be made prior to dissemination of the description, communication, notice, or statement.

The provisions of this ORDER shall not bar, estop, or otherwise prevent the FDIC, the State Board, or any other federal or state agency or department from taking any other action against the Bank or any of the Bank’s current or former institution-affiliated parties.

This ORDER shall be effective on the date of issuance.

The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.

The provisions of this ORDER shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside in writing.

Issued Pursuant to Delegated Authority.

Dated this 1st day of March, 2011.

/s/ John P. Henrie, for
Thomas J. Dujenski
Regional Director
Atlanta Region
Federal Deposit Insurance Corporation

The Commissioner, having duly approved the foregoing ORDER on behalf of the State Board, and the Bank, through its Board, agree that the issuance of the said ORDER by the Federal Deposit Insurance Corporation shall be binding as between the Bank and the State Board to the same degree and legal effort that such ORDER would be binding on the Bank if the State Board had issued a separate ORDER that included and incorporated all of the provisions of the foregoing ORDER pursuant to S.C. Code Ann. § 34-1-60.

Dated this 24th day of February, 2011.

/s/ Louie A. Jacobs
Louie A. Jacobs
Commissioner
South Carolina Board of Financial Institutions

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